UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 22, 2024 (October 18, 2024)
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OFG BANCORP
(Exact name of registrant as specified in its charter)
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Commonwealth of Puerto Rico	001-12647	66-0538893
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Oriental Center, 15th Floor
254 Munoz Rivera Avenue
San Juan, Puerto Rico		00918
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (787) 771-6800

Not applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common shares, par value $1.00 per share	OFG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2024, after 20 years of dedicated service to OFG Bancorp (the “Company”), Mr. Ganesh Kumar entered into that certain Separation and Retirement Agreement (the “Separation Agreement”) with the Company in connection with his retirement as the Company’s Chief Strategy Officer, U.S. Business, effective December 2, 2024 (the “Effective Date”). Mr. Kumar has been an invaluable member of the Company’s executive team, playing a crucial role in the growth and success of Oriental. During his tenure he co-architected Company’s Digital First strategy and led numerous initiatives, including major bank acquisitions, the Company’s retail banking transformation and the establishment and growth of the Company’s US lending business, leaving a lasting impact on the Company.

Pursuant to the Separation Agreement, the Company has agreed to, among other things, provide Mr. Kumar with (i) a lump-sum cash payment in the amount of $1,353,413.00 as severance pay under applicable Puerto Rico law, which will be made within seven days after the Effective Date (such date, the “Payment Date”) and (ii) continued participation in the Company’s healthcare and dental coverage plans by Mr. Kumar and his dependents at the rate pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the applicable COBRA period.

In addition, the Separation Agreement amended certain terms of the equity award agreements between the Company and Mr. Kumar of outstanding equity awards granted under the Company’s amended and restated 2007 Omnibus Performance Incentive Plan (the “Plan”), as follows: (i) the restricted units that would otherwise be subject to forfeiture pursuant to Section 3(c) of each Restricted Unit Award and Agreement will not be forfeited as a result of the termination of his employment, and (ii) the prorated performance shares to which Mr. Kumar is entitled pursuant to Section 4(b) of each Performance Shares Award and Agreement will be settled on the Payment Date based upon the level of attainment of the Company’s performance goals as estimated for accounting purposes by the Company at the end of the most recent calendar quarter rather than be payable at the end of the performance cycle based on the actual level of attainment of the performance goals. All of his equity awards will be settled in a single lump-sum cash payment (less applicable withholdings and deductions) to be made on the Payment Date based on the closing price of the Company’s common stock on October 3, 2024, the approval date of such terms by the Compensation Committee of the Company’s Board of Directors.

Pursuant to the Separation Agreement, Mr. Kumar and the Company will irrevocably and unconditionally release each other from any and all claims that each party may have against the other. Further, on the Effective Date, Mr. Kumar will execute and deliver to the Company an agreement ratifying his representations, obligations and agreements under the Separation Agreement.

The foregoing description of the Separation Agreement is only a summary and is qualified in its entirety by the full text of the Separation Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending on December 31, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
OFG BANCORP

Date: October 22, 2024	By:	/s/ Hugh González
Name: Hugh González
Title: General Counsel